EXHIBIT 99.1

AutoZone Appoints New Board Member

MEMPHIS, Tenn., May 28, 2025 (GLOBE NEWSWIRE) --  AutoZone, Inc. (NYSE: AZO) today announced the appointment of Constantino Spas Montesinos to the AutoZone Board of Directors.

Constantino serves as the Chief Executive Officer of the Proximity Americas and Mobility Division of Fomento Económico Mexicano, S.A.B. de C.V. (FEMSA). FEMSA is a Mexican multinational beverage and retail company with presence in 18 countries, operating the largest franchise bottler of Coca-Cola products in the world by volume and the largest small-format store chain in Latin America by number of stores. Constantino joined Coca-Cola FEMSA in 2018, bringing extensive international and industry experience. At Coca-Cola FEMSA, he held senior positions in Strategic Planning, and as Chief Financial Officer. He later served as Chief Executive Officer of FEMSA Strategic Businesses.

“We welcome Constantino to our highly engaged, collaborative board.  His well-developed diverse set of skills will further enhance our discussions and debates.  Our entire team looks forward to working with him to continue to drive exceptional performance,” said Bill Rhodes, Executive Chairman, Customer Satisfaction, AutoZone.

With this addition, AutoZone has 11 board members.

About AutoZone:

As of May 10, 2025, AutoZone had 6,537 stores in the U.S., 838 in Mexico and 141 in Brazil for a total store count of 7,516.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast-branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Jennifer Hughes at (901) 495-6022, jennifer.hughes@autozone.com